Exhibit 10.1

TRANSITION AGREEMENT

IT IS HEREBY AGREED by and between Paul A. Strasen (“Executive”) and Noodles & Company, a Delaware corporation (the “Company”), for the good and sufficient consideration set forth below, as follows, effective as of December 4, 2017:

1.
Executive and the Company are parties to a Severance Agreement dated as of January 24, 2011 (the “Severance Agreement”). Capitalized terms not specifically defined herein or modified by this Transition Agreement have the meaning specified in the Severance Agreement. Except as specifically provided in Section 6 below, the Severance Agreement shall be of no effect on and after the Transition Date (as defined in Section 2 below) and Executive and the Company shall have no further rights or obligations thereunder.

2.
Executive shall remain the Executive Vice President and General Counsel of the Company through December 29, 2017 (the “Transition Date”) and shall devote his full business time and attention to such role. Effective as of the Transition Date, Executive resigns from such positions and shall cease to be an officer of the Company. Through the Transition Date, Executive shall continue to be paid his base salary at the current rate and shall continue to be eligible to participate in the Company’s employee benefit plans pursuant to applicable plan terms.

3.
From the Transition Date through January 2, 2019 or such other date the parties otherwise agree in writing (the “Termination Date”), Executive shall have the titles of Of Counsel and Assistant Secretary. The period from the Transition Date through the Termination Date is referred to herein as the “Transition Period”. During the Transition Period, Executive shall report to the Company’s Chief Executive Officer, and the parties anticipate that Executive shall provide services to the Company for approximately two (2) days per week on average (40% of full-time employment). Executive’s duties during the Transition Period shall include, without limitation, supporting the Company on securities law, transactional and bank financing matters and assisting with the transition of the new General Counsel (but the Human Resources function shall not report to Executive after the Transition Date). During the Transition Period, Executive shall receive the following payments and benefits:

A.	Base salary at the rate of $125,000 per annum.

B.	An annual bonus for 2017 (payable in the first quarter of 2018), determined as if Executive had remained an executive officer of the Company.

C.
An equity award for 2017 (granted in 2017 or 2018), determined as if Executive had remained an executive officer of the Company; provided that, subject to Executive’s continued employment through the end of the Transition Period, no less than twenty-five percent (25%) of such award shall be vested upon the Termination Date.

D.
Continued eligibility for Company-provided employee benefits (including, without limitation, medical benefits) pursuant to plan terms (and, for the avoidance of doubt, Executive’s “COBRA” continuation coverage period shall commence upon the Termination Date).

E.	A bonus for 2018 (payable in the first quarter of 2019), if and to the extent determined by the compensation committee of the Company’s board of directors or its delegate in its sole discretion.

4.	Executive’s outstanding equity awards in the Company shall be treated as specified in the applicable equity plan and grant agreement.

5.
Executive or the Company may terminate this Agreement at any time and for any reason. In the event of such termination, Executive shall receive only any accrued but unpaid base salary through the date of termination and shall be eligible to elect health coverage under “COBRA”. Notwithstanding the foregoing, in the event the Company terminates Executive’s employment without Cause during the Transition Period, the Company shall pay Executive the amounts and benefits specified in Section 3 above at the times specified therein, provided that Executive returns, and does not revoke, a release of claims against the Company in a form substantially similar to that contained in Exhibit A of the Severance Agreement within forty-five (45) days following the last day of Executive’s employment. For purposes hereof, “Cause” shall mean that Executive (i) commits a material breach of any material term of this Agreement or any material Company policy or procedure of which Executive had prior knowledge (provided that if such breach is curable in not longer than 30 days (as determined by the Board in its reasonable discretion), the Company shall not have the right to terminate Executive’s employment for Cause pursuant hereto unless Executive, having received written notice of the breach from Company specifically citing this Section 5, fails to cure the breach within a reasonable time); (ii) is convicted of, or pleads guilty or nolo contendere to, a felony (other than a traffic-related felony) or any other crime involving dishonesty or moral turpitude; (iii) willfully engages in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company; or (iv) fails to cure, within 30 days after receiving written notice from Company specifically citing this Section 5, any material injury to the economic or ethical welfare of Company caused by Executive’s gross malfeasance, misfeasance, misconduct or inattention to Executive’s duties and responsibilities for the Company. No act or failure to act on the part of Executive shall be considered “willful” for purposes hereof unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s act or omission was in the best interests of Company. Any act, or failure to act, based upon express authority given pursuant to a resolution duly adopted by the Board with respect to such act or omission or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of Company.

6.
Sections 3 through 6 (inclusive) of the Severance Agreement shall continue in full force accordance with their terms, with the provisions thereof referencing Executive’s termination of employment deemed to refer to the Termination Date.

7.
During the Transition Period, and for twelve (12) months following the Termination Date, Executive shall, upon the Company’s reasonable request and in good faith and with Executive’s commercially reasonable efforts and subject to Executive’s reasonable availability, cooperate and assist the Company in any dispute, controversy, or litigation in which the Company may be involved and with respect to which Executive obtained knowledge while employed by the Company or any of its affiliates, successors, or assigns, including, but not limited to, participation in any court or arbitration proceedings, giving of testimony, signing of affidavits, or such other personal cooperation as counsel for the Company shall request. Any such activities shall be scheduled, to the extent reasonably possible, to accommodate Executive’s business and personal obligations at the time. The Company shall pay Executive’s reasonable travel and incidental out-of-pocket expenses incurred in connection with any such cooperation.

8.
No right to receive payments and benefits under this Agreement shall be subject to set off, offset, anticipation, commutation, alienation, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law.

9.	Any dispute between Executive and the Company with respect to this Agreement shall be governed by the Arbitration Agreement between Executive and the Company dated February 22, 2017.

10.	Amounts payable hereunder are subject to all tax and other legally-required withholdings.

11.
This Agreement, together with the Severance Agreement (until its termination pursuant to Section 1 hereof), represents the entire understanding and agreement between the parties as to the subject matter hereof and supersede all prior agreements, arrangements and understandings between them concerning the subject matter hereof, and any subsequent written agreements shall be construed to change, amend, alter, repeal or invalidate this Agreement only to the extent that this Agreement is specifically identified in and made subject to such other written agreements and is executed by all parties hereto.

12.
This Agreement and any disputes or controversies arising hereunder shall be construed and enforced in accordance with and governed by the internal laws of the State of Colorado, without reference to principles of law that would apply the substantive law of another jurisdiction.

13.
If any term or provision of this Agreement, or the application thereof to any person or under any circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such terms to the persons or under circumstances other than those as to which it is invalid or unenforceable, shall be considered severable and shall not be affected thereby, and each term of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14.
This Agreement shall be binding upon the Company and any successors and assigns of the Company, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business. In the event that the Company sells or transfers all or substantially all of the assets of the Company, or in the event of any merger or consolidation of the Company, the Company shall use reasonable efforts to cause such assignee, transferee, or successor to assume the liabilities, obligations and duties of the Company hereunder. Notwithstanding the foregoing, if for any reason an assignee, transferee, or successor does not assume the full extent of the Company’s liabilities, obligations and duties of the Company hereunder, such event or nonoccurrence shall trigger a termination without Cause under this Agreement. Neither this Agreement nor any right or obligation hereunder may be assigned by Executive.

15.	This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument

DATE: December 4, 2017	/s/ Paul A. Strasen________________________ Paul A. Strasen

/s/ Paul J.B. Murphy III
For Noodles & Company
Name: Paul J.B. Murphy III
Title: Executive Chairman

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